Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI REPORTS SECOND QUARTER RESULTS

MOUNTAIN VIEW, Calif. (January 21, 2004)- Silicon Graphics (NYSE: SGI) today announced results for its second fiscal quarter, which ended December 26, 2003. GAAP revenue for the quarter was $237.9 million, compared with $218.0 million for the first quarter ended September 26, 2003. Gross margin was 46.7% in the second quarter, up from 43.4% in the first quarter. Operating expenses for the second quarter were $113.1 million, compared with $138.2 million for the first quarter. SGI's second-quarter operating loss was $2.1 million, compared with an operating loss of $ 43.6 million in the first quarter. The Company's second quarter results are consistent with the preliminary results announced on January 5, 2004.

Non-GAAP operating expenses for the second quarter were $100.1 million, excluding $13.0 million in Other Operating Expense. This compares with prior quarter non-GAAP operating expenses of $113.9 million, which excluded Other Operating Expense of $24.2 million. These other operating expenses consisted of primarily severance and non-cash charges relating to the previously announced headquarters consolidation. SGI's second-quarter non-GAAP operating profit was $10.9 million, compared to a non-GAAP operating loss of $19.4 million in the first quarter.

"This was a quarter of significant progress for the company," said Bob Bishop, Chairman and CEO of SGI. "The completion of our bond exchange offer, coupled with solid operational performance and the recently announced Altix 350 mid-range server has investors, customers and partners taking a fresh look at the company. We're confident, focused and ready to deliver value to all of our stakeholders."

Unrestricted cash, cash equivalents and marketable investments on December 26, 2003 were $108.8 million, in line with previous guidance, as compared with $115.5 million at the end of the first quarter.

The second-quarter net loss was $37.4 million or $0.18 per share, compared with a net loss of $47.9 million or $0.23 per share in the first quarter. This second quarter loss included a previously announced non-cash charge of $30.5 million resulting from the completion of the exchange offer in December for the 5.25% Senior Convertible Debentures due September 2004.

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SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is (888) 208-1824 or (719) 457-2637 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 213560) or (719) 457-0820 (passcode: 213560) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/.

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; the failure to achieve expected product mix and revenue levels; and the ability to improve the financial condition and performance of the company. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-Q for the quarter ended September 26, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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